Exhibit 99.1

Babcock & Wilcox to Nominate Robert L. Nardelli, Brian K. Ferraioli and

E. James Ferland to Board of Directors at 2014 Annual Meeting of Shareholders

CHARLOTTE, N.C., March 12, 2014 — The Babcock & Wilcox Company (NYSE: BWC) (“B&W”) today announced that the B&W Board of Directors has nominated Robert L. Nardelli, Brian K. Ferraioli, and E. James Ferland to stand for election to B&W’s Board at the 2014 annual meeting of shareholders.

“We are pleased that Robert L. Nardelli has agreed to stand for election to the B&W Board,” said John A. Fees, Chairman of the Board of B&W. “Mr. Nardelli brings to B&W a broad range of experience across business and finance.”

“B&W’s Board and management remain focused on the priorities we have publicly outlined: increasing margins in our commercial business segments, reaching a decision on the best path forward for mPower and leveraging our strong balance sheet to support aggressive capital returns to shareholders. Bob’s broad experience will, we feel, be helpful in executing on these objectives,” Mr. Fees added.

Brian K. Ferraioli, currently a member of the Board, and E. James Ferland, B&W’s CEO, will also stand for re-election at the 2014 annual meeting of shareholders. Anne R. Pramaggiore will not stand for re-election.

“The entire B&W Board of Directors, thanks Ms. Pramaggiore for her time, dedication and important contributions to B&W,” continued Mr. Fees. “Anne’s perspective and utility industry insights have been invaluable to B&W and we are grateful for her generous oversight.”

In connection with today’s announcement, B&W has entered into an agreement with Starboard Value LP (“Starboard”), which beneficially owns approximately 1.8% of the Company’s outstanding shares. Under the agreement, Starboard will, among other things, vote its shares in favor of the election of Messrs. Nardelli, Ferraioli and Ferland. The agreement will be filed in a Form 8-K with the SEC later today.

Jeff Smith, CEO of Starboard, stated, “We are pleased to have worked constructively with B&W’s Board and management to add Bob Nardelli to the B&W Board. We believe Bob brings a fresh perspective and unique insight to the company and has the experience necessary to help B&W’s Board and management as they work toward significantly improving margins and returning capital to shareholders. We look forward to enhanced value for the benefit of all shareholders.”

B&W’s 2014 annual meeting of shareholders is expected to be held on Friday, May 9, 2014, at The Ballantyne Hotel in the Ballantyne Ballroom, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, commencing at 9:30 a.m. Further details regarding the 2014 annual meeting will be included in B&W’s definitive proxy materials, which will be filed with the SEC.

About B&W

The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 11,000 people, in addition to approximately 10,200 joint venture employees. A company overview presentation, which will be presented at investor conferences and meetings throughout this quarter, is available on the Investor Relations section of our website. For additional information please visit our website at www.babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the plan for or the future operations of B&W, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, adverse changes in the industries in which we operate, our ability to execute on contracts in backlog, our inability to realize expected savings from our margin improvement and other cost reduction activities, changes in our liquidity and our inability to control research and development costs associated with the B&W mPower™ program. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Jenny L. Apker	Aimee Mills
Vice President, Treasurer and Investor Relations	Media Relations Lead
704-625-4944 investors@babcock.com	980-365-4583 aemills@babcock.com